                     CONSECO FINANCE CORP. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
             for the three months ended March 31, 2000 and the year
                             ended December 31, 1999
                              (Dollars in millions)

                                                                         Three months
                                                                            ended                  Year ended
                                                                           March 31,              December 31,
                                                                             2000                      1999
                                                                             ----                      ----
Pretax income (loss) from operations:
    Net income (loss)                                                       $  26.8                    $ 47.9
    Add income tax expense (benefit)                                           16.1                     (16.4)
    Add extraordinary charge on extinguishment of debt                          -                         2.5
                                                                            -------                    ------

              Pretax income (loss) from operations                             42.9                      34.0
                                                                            -------                    ------

Add fixed charges:
    Interest expense on long-term debt                                        204.5                     341.3
    Portion of rental(a)                                                        2.0                       7.2
                                                                            -------                    ------

              Fixed charges                                                   206.5                     348.5
                                                                            -------                    ------
              Adjusted earnings                                             $ 249.4                    $382.5
                                                                            =======                    ======

              Ratio of earnings to fixed charges                              1.21X                     1.10X
                                                                             ======                    ======

    (a)  Interest portion of rental is assumed to be 33 percent.